Exhibit 99.2

Bakers Footwear Group, Inc.

Third Quarter 2007 Earnings Results

December 18, 2007

Operator: Good morning ladies and gentlemen, thank you for standing by. Welcome to Bakers Footwear Group Third Quarter Results Conference Call. During today’s presentation all parties will be in a listen-only mode. Following the presentation, the conference will be open for questions. If you have a question please press the star followed by the one on your touchtone phone. If you would like to withdraw your question, press the star followed by the two. We do ask if you’re on a speaker phone that you please lift the handset before making your selection. This conference call is being recorded today Tuesday, December 18th of 2007.

I would now like to turn the conference over to Allison Malkin with ICR. Please go ahead.

Allison Malkin: Thank you. Good morning everyone. Before we get started I would like to remind you of the company’s safe harbor language which I am sure you are all familiar with. The statements contained in this conference call which are not historical fact may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those suggested in such statements due to a number of risks and uncertainties, [...] which are described in the Company’s filings with the SEC.

And now I’d like to turn the call over to Bakers’ Chairman, President and CEO, Peter Edison.

Peter Edison: Thanks Allison. Good morning everyone and thank you for joining us to discuss our third quarter fiscal 2007 results. With me today is Larry Spanley our Chief Financial Officer. For this morning’s call I will review our third quarter results and update you on the progress we have made on our key strategies to position us for improved operating results for the fourth quarter and beyond. Following this, Larry will review our third quarter financials in more detail. After my closing remarks we will open the call to answer the questions you have for us today.

The third quarter marked a transitional period for our company. While our results were disappointing we took a number of actions to position the company for profitability and growth. To this end we promoted key talent in design, in store operations and merchandising, who have brought a fresh, new perspective to our product offerings.

We are reducing our upfront inventory commitments and taking markdowns more quickly on slower moving styles to improve our inventory turnover and ultimately our gross margins. In addition, we’ve continued to narrow our SKUs while deepening the assortments of proven styles. This will allow us to maximize winning styles through our test-and-react program. Initial impact of these actions is reflected in our inventory at quarter end which is down more than 21% from the third quarter last year.

In September [2007] we announced a cost reduction plan that is on track to generate annual reductions of planned expenses by approximately $8 million benefiting operating results in fiscal 2008, with benefits also expected to positively effect the fourth quarter of fiscal 2007. In connection with this plan during the third quarter we incurred approximately $3.5 million of additional markdown expense as compared to the year ago period as well as approximately [$]2.4 million of non-cash asset impairment expense and [$]0.8 million of severance expenses associated with the cost reduction plan.

Following quarter end we announced the sale of an operating lease providing us with net proceeds of $5.0 million. We used the net proceeds to reduce debt. We do not expect this transaction to impact fiscal 2008 operations.

During the third quarter we did not have any new store openings as we focused on improving our current operations. For fiscal 2008 we plan to open two to four new stores and remodel approximately four locations.

As we begin the fourth quarter, sales trends have improved considerably. The fourth quarter to date comparable store sales down 1.4% compared to a decrease of 16.6% in the third quarter. We’re controlling our costs and our levels of inventory. We are confident we will be solidly profitable in the fourth quarter.

Before I turn the call over to Larry I’d like to thank him for his dedicated service over the past 16 years. Larry will be retiring in February 2008. All of us at Bakers wish you well in your retirement. Charlie Daniel, currently our Controller will be promoted to the position of Vice President—Finance and principal financial officer effective February 2008. I’m highly confident that Charlie will continue to be successful in his new role. Now I would like to turn the call over to Larry to review our financials in more detail.

Larry Spanley: Thanks Peter. Net sales for the 13 weeks ended November 3, 2007 were [$]40.3 million compared to [$]46.6 million for the 13 weeks ended October 28, 2006. Comparable store sales for the third quarter of fiscal 2007 decreased 16.6% versus a decrease of 4.2% in the third quarter of fiscal 2006. Gross profit decreased to [$]3.5 million or 8.7% of net sales from [$]12.1 million or 26.0% of net sales in the prior year period. The declining gross profit margin was primarily driven by [$]3.5 million in additional markdown expense and reduced leverage on our buying and occupancy costs.

Selling expenses for the quarter increased to [$]11.2 million or 27.9% of net sales from [$]11 million or 23.6% of net sales in the third quarter last year. The increase in selling expenses was driven by higher depreciation and payroll expenses related to new and remodeled stores as well as an increase in catalog production and circulation costs.

General and administrative expenses for the quarter were [$]4.8 million or 11.8% of net sales compared to [$]5.0 million or 10.7% of net sales in the prior year period.

During the third quarter we recognized a $2.4 million non-cash impairment expense.

As a result, our third quarter operating loss was [$]14.9 million compared to an operating loss of [$]4.0 million in the same period last year.

We established a tax valuation allowance against our deferred tax to assets in the second quarter of fiscal 2007. We increased the valuation allowance by [$]5.9 million in the third quarter. As a result, we recognized no income tax benefit in the third quarter of 2007 compared to a tax benefit of [$]1.6 million in the prior year period.

Net loss was [$]15.3 million, or $2.35 per share compared to a net loss of [$]2.6 million or $0.40 per [ ... ] share in the third quarter of 2006.

For the nine months of fiscal 2007, net sales decreased 8.4% to [$]131.5 million from [$]143.5 million in the first nine months last year.

Comparable store sales decreased 14.6[%] compared to a 3.8[%] decrease in the first nine months last year.

Operating loss was [$]23.2 million compared to an operating loss of [$]4.2 million in the same period last year.

Net loss was [$]25.0 million or $3.85 per share compared to a net loss of [$]3.0 million or $0.46 per share in the first nine months of last year.

Turning to our key balance sheet highlights, as Peter mentioned, at the end of the [third] quarter inventories were tightly controlled decreasing 21.3% to [$]21.6 million from [$]27.5 million at the end of the third quarter last year. On a comparable store basis, inventories were down by $5.0 million or 17.7% from the third quarter last year. At quarter end the balance on our revolving credit facility was [$]21.2 million versus [$]19.8 million at the end of the third quarter last year. Non-current liabilities at quarter end increased to [$]14.2 million from [$]9.1 million in the third quarter last year. This reflects the accounting for the $4.0 million of the convertible debenture[s] issued in June of 2007. Capital expenditures for the first nine months of fiscal 2007 were [$]4.0 million versus [$]17.3 million in the prior year period. For fiscal 2007 we continue to expect total capital expenditures to be approximately $5.0 million.

And now we’ll turn the call over to Peter for closing remarks.

Peter Edison: Thanks Larry. In summary, our management team and board remain intently focused on executing to our strategy. It’s expected to allow us to stabilize sales trends and deliver profitability beginning in the fourth quarter.

Now I’d like to turn the call over to the Operator to begin the question and answer portion.

Operator: Thank you. Ladies and gentlemen, at this time we will begin the question and answer session. As a reminder if you have a question, please press the star followed by the one on your touchtone phone. If you would like to withdraw your question, press the star followed by the two. We do ask if you are on a speaker phone that you please lift the handset before making your selection.

And our first question comes from R.J. Hottovy with Next Generation Equity Research. Please go ahead.

R.J. Hottovy: Good morning, Peter.

Peter Edison: Good morning, R.J.

R.J. Hottovy: Quick question in terms of the positive fourth quarter trends, you said it’s, you know, down just 1.4%. What are some of the key trends that people are picking up on in your opinion? What’s really driving that number?

Peter Edison: Well, the big driver for fourth quarter is boots and almost always is. It represents about 50% of our sales and this year is no different.

R.J. Hottovy: Anything more specific within the boot category?

Peter Edison: I would say that flat boots are probably the biggest trend that’s having an increase for us, so. As always, it’s fashion newness that makes the difference.

R.J. Hottovy: Kind of expanding a little bit from that, are there any trends you’re seeing for the early part of next year? What’s getting you excited and what’s giving you confidence that, you know, in terms of the merchandising side that you can return to profitability in the [inaudible] beginning of next year?

Peter Edison: It’s a great question. We’re very encouraged by the early spring selling but we don’t want to go into any specifics because honestly, we have competitors who listen to this phone call and we just need to protect that information.

R.J. Hottovy: Fair enough. My last question just is can you give us kind of a target where you’re expecting inventory to be at the end of the year here?

Peter Edison: I would say inventory will probably be somewhere between 20[%] and 30% down from last year.

R.J. Hottovy: And what kind of markdown does that assume for the fourth quarter or was that mostly taken care of in the third quarter then?

Peter Edison: I think you can assume that the third quarter markdown really takes care of getting the inventory right sized and positioning ourselves to make a normal markdown going forward. That really says that going forward the markdown rate will really be tied to the quality of the deliveries for that period. It’s not to say we won’t have markdowns. It all depends on the quality of the buy. But I think we took our medicine in the third quarter so we’ll hopefully see a more normal gross margin in the fourth quarter.

R.J. Hottovy: Okay, thank you and good luck.

Peter Edison: Thanks R.J.

Operator: Thanks your next question comes from Liz Pierce with Roth Capital Partners. Please go ahead.

Liz Pierce: Good morning Peter.

Peter Edison: Hi Liz.

Liz Pierce: Peter, a couple quick things back on the fourth, the third quarter comp which – no wait, the November comp was down 3.6 and then it’s down [1.4], right?

Peter Edison: Right.

Liz Pierce: So is this an improvement in, is it traffic conversion? What’s the driver for the improvement?

Peter Edison: You know those are things that are just opinions. My opinion is it’s a better fashion assortment. The sell off is coming in on a fresh product. Probably the most important factor to me is the balance of the inventory and how fresh it is. And when you have a 21% lower inventory and yet your comps are where they’re at that means the inventory is significantly more productive. The reason it’s more productive is that it’s a lot fresher. That trend ought to continue for us all the way through next year regardless of the fashion ups or downs.

Liz Pierce: Are you seeing and if you actually think of the composition of the comp, is it in terms of specifics, is it the number of units that you’re selling? Is it the average dollar sale? Is it, you know, how are we getting there?

Peter Edison: Well, you know if you call it roughly flat I would say that the average dollar sale may be down slightly and the unit is roughly flat.

Liz Pierce: Okay. And then knowing the importance of sandals and open-toed footwear for Q1 and all the issues that have happened over the past couple of years, I know you don’t want to get specific but maybe just you could qualify it’s going to be dramatically different in content. It’s going to be kind of the same but just scaled down in news you said in your opening remarks. You know, very focused, very edited, key styles, they’re narrow, they’re deep. It’s just not something of everything. I guess I’m trying to...

Peter Edison: Yes, it won’t be the same. It’s not going to be basic. It’s not going to be last year’s patterns.

Liz Pierce: Okay.

Peter Edison: That never works for us. It does involve making some more hard choices and doing better early testing so we can focus the inventory in less SKUs but those SKUs [ ... ] better be just as fresh and as new as they used to be. And when you look at next year where are the opportunities, our comps really deteriorated sort of April through August. And so without question that’s the area of biggest opportunity for the company.

Liz Pierce: And so this reduction that we’ve seen in the inventory, you know, down 21% and you said down 20 to 30 so does that by year end does that give us kind of a baseline inventory that we should look at for next year that you can – I guess what I’m really getting to is can you run your test and reorder program on a down sized inventory level?

Peter Edison: Yes and I think the last six weeks are proof of that.

Liz Pierce: Okay.

Peter Edison: We can and it is the baseline for the business going forward.

Liz Pierce: Okay.

Peter Edison: It will grow if we can grow our comps which [ ... ] we hope and expect to be able to do but it’s sort of been appropriate baseline.

Liz Pierce: So for the last six weeks you have been able to effect that and that’s been your history up until I would say a couple years ago, right, where you really followed that test and reorder kind of rigidly.

Peter Edison: [ ... ] Yes, what happens when you get too full of inventory and your sales are going down is you have to cut back your purchases in order to keep your inventories in line which we did [ ... ] but it really also harmed your test-and-react program because you have to protect the open to buy for the things you know about and it makes it more difficult to afford all the test you need to do with a company. So it was a [ ... ] double edged sword and we did not want to saddle the company with that going forward and that’s the purpose of the third quarter.

Liz Pierce: And in terms of the promotions that we’ve seen, you know, since Black Friday on, I mean I presume this was planned and this is consistent with how you like to run the business during this time of year?

Peter Edison: Correct.

Liz Pierce: How much of it is reactionary to what we’ve seen across the board in promotional activity?

Peter Edison: Not much is reactionary. We really tend to [ ... ] price in our own world to our own sell offs and [ ... ] we really look at the out dates. We are looking very carefully to be controlling that inventory level at year end and so we are not being shy about doing those promotions that we need to, to have that appropriate year end inventory. Recognizing that all the markdowns in the fourth quarter for the most part are reserved at the end of the third quarter.

Liz Pierce: Right. Alright well I think the stores really are starting to come together so good luck.

Peter Edison: Thanks Liz.

Operator: Thank you. Your next question comes from Ronald Bookbinder of Global Hunter. Please go ahead.

Ronald Bookbinder: Good morning.

Peter Edison: Good morning, Ron.

Ronald Bookbinder: Looking at the comps, obviously you must be comp-ing positive in December to be back up to like a negative one something versus that

3.7 decline in November. While you’re planning the inventory down 20 to 30% at the end of the year, going forward even if you have positive comps you’re still going to be looking at carrying far less inventory than last year. Isn’t that correct?

Peter Edison: That’s correct. You would expect that 20% down level to maintain itself roughly at least all the way through the third quarter of next year.

Ronald Bookbinder: Okay and then looking at the cash flow and balance sheet, that 5 million that you got on the sale of the operating lease and then looking at that tightly controlled inventory and I think you said solidly positive fourth quarter on earnings, you were at 21 million of debt on the revolver, do you think that will come down to, you know, even below 10 million?

Peter Edison: Yes, our expectation is we’ll be [ ... ] mid single digit millions in debt of the revolver sort of end of December, end of January would expect to pay it off completely at the end of next year with any kind of reasonable year.

Ronald Bookbinder: Yes so you’re going to end the year around 5 million and looking at next year’s cap ex, what are you planning for stores? Are you going to be conservative with new stores and the model is to defend cash.

Peter Edison: Yes we are. We are going to plan two to four new stores and four remodels which will help us generate [ ... ] significant amount of cash to finish paying off the revolver. And more than just a cash generation, I think it is an appropriate time for management to pause with the distractions of growth to make sure that we operate the business at a peak of efficiency the way we know how to.

Ronald Bookbinder: Well, with that sort of plan and the turn around in profitability that we’re just beginning to see, couldn’t you be debt free far before the end of next year?

Peter Edison: It’s possible. [ ... ] We don’t give guidance but sure. Anything like that is possible, [however it] depends on business.

Ronald Bookbinder: Alright well it sounds like things are really starting to move in the right direction. It sounds like the merchandising is really improving and good luck with the rest of the quarter.

Peter Edison: Thanks Ron.

Ronald Bookbinder: Okay, bye-bye.

Operator: Thank you. And ladies and gentlemen, if there are any additional questions, please press the star followed by the one at this time. Also a reminder, if you’re on speaker phone please lift the handset before making your selection. Your next question comes from John Zolidis with Buckingham Research. Please go ahead.

John Zolidis: Hi good morning.

Peter Edison: Good morning, John.

John Zolidis: I have two questions. One, you know, everyone’s already asked about the December improvement trend but just for clarification, is there any calendar shift issues involved either that were I guess negative for November, positive for December or vice versa? Just to make sure that understand that the trend is, what is really driving the trend.

Peter Edison: Yes there are offsetting calendar shift issues so that in the analysis it feels like an accurate trend.

John Zolidis: Okay so the calendar shift issues are neutral to the...

Peter Edison: Right.

John Zolidis: Okay great. And then looking forward to next year, you’ve already announced pretty significant efforts to reduce expenses and obviously you’ve got the inventories down pretty significantly and expect that to continue. What kind of comp would you need to produce to be profitable for the full year given the initiatives on inventory and expense reduction that you’ve already completed?

Peter Edison: A lot of assumptions going into that. I was prepared for the question of what does it take to get to a 5.7[%] operating profit and that’s about a 20% comp. So if you [ ... ] trend down from that using 40[%] or 45% incremental pre-tax for every comp dollar you can get to your number.

John Zolidis: Okay what was that, 4.5 million pre-tax?

Peter Edison: [ ... ] [Roughly] 45% of incremental sales fall to the pre-tax level [ ... ] in our business assuming normal inventory control and the like. So, if it takes a 20 point lift in comps to get back to our peak operating profit of 5.7% which we achieved in 2005. Everything in between is along that scale.

John Zolidis: Okay and I guess I can figure this out but if you guys actually comp-ed negative or flat next year would you still move swing to profitability?

Peter Edison: Negative or flat. Probably not.

John Zolidis: Okay.

Peter Edison: Probably EBITDA, high EBITDAs because you have to remember we have a lot of depreciation, about $9 million of it.

John Zolidis: Okay so we could be cash flow positive.

Peter Edison: Oh, tremendously positive.

John Zolidis: Okay great. Thanks, thank you very much. Good luck for the holidays and we’ll see you next time. Bye.

Peter Edison: Thank you.

Operator: Thank you. Your next question comes from Scott Krasik with CL King. Please go ahead.

Scott Krasik: Yes hi Peter. A question on your branded program, what percentage of your, you know, store offerings are brands at this point and where do you see that in 2008?

Peter Edison: We have about 15% branded product and don’t see it changing. It’s at a good spot right now. We see perhaps concentrating our efforts into somewhat less number of brands, reducing the breadth of the brands. But the percentage should be about the same.

Scott Krasik: Anything different on the trends, branded versus home grown?

Peter Edison: I think they’re roughly the same. I’d say branded had a stronger summer and third quarter than private label but you know that’s probably due to the weakness in private label sandals.

Scott Krasik: Mm-Hmm. And then just, you know, do you have for spring, did you have any brands, you know, refuse to sell to you or you know hold back or anything like that?

Peter Edison: For last spring, this spring?

Scott Krasik: For this spring.

Peter Edison: No. [ ... ] We always have brands refuse to sell to us. We try to get as upscale as we can and we have brands that [ ... ] aren’t yet willing to sell us that we keep working on so I can’t say that every brand we ever want sells to us but nothing that is a material issue for us at all.

Scott Krasik: Okay, good luck.

Peter Edison: Thank you.

Operator: Thank you. And management, there are no further questions. I’ll turn it to you for closing comments.

Peter Edison: Thank you everyone for your participation and support. We look forward to seeing you at [ ... ] our upcoming investor conferences in January and speaking with you when we report our fourth quarter results in April.

Operator: Thank you. Ladies and gentlemen that will conclude today’s teleconference. We do thank you again for your participation and at this time you may disconnect.